TRANSFER AGENCY AGREEMENT
THIS AGREEMENT made the 1st day of May, 1993, by and between The Growth Fund of Washington, Inc., a Maryland corporation, having its principal place of business at 1101 Vermont Ave., N.W., Washington, D.C. 20005 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 21 West 10th Street, Kansas City, Missouri 64105 ("IFTC"):
                                  WITNESSETH:
 WHEREAS, the Fund is a Maryland corporation registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended; and
 WHEREAS, the Fund wishes to appoint IFTC as transfer agent and dividend disbursing agent as to any and all shares issued by the Fund; and
 WHEREAS, IFTC wishes to accept such appointment; and
 NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
 1. Documents to be Filed with Appointment.
In connection with the appointment of IFTC as Transfer Agent and Dividend Disbursing Agent for the Fund, there will be filed with IFTC the following documents:
 A. A certified copy of the Votes of the Board of Directors of the Fund appointing IFTC as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign stock certificates, if any, and give written instructions and requests on behalf of the Fund;
  B. A certified copy of the Articles of Incorporation and all future amendments affecting the number of authorized shares or IFTC's provision of services hereunder;
  C. A certified copy of the Bylaws of the Fund;
  D. Copies of all current and future Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.
  E. Specimens of all forms of outstanding stock certificates, if any;
  F. An opinion of counsel for the Fund with respect to:
   (1) Fund's organization and existence under the laws of its state of organization,
   (2) The status of all shares of stock of Fund covered by the appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute and
   (3) That all issued shares are, and all unissued shares will be when issued, validly issued, fully paid and nonassessable.
 2. Certain Representations and Warranties of IFTC. IFTC represents and warrants to the Fund that:
  A. It is a trust company duly organized and existing and in good standing under the laws of Missouri.
  B. It is duly qualified to carry on its business in the State of Missouri.
  C. It is empowered under applicable laws and by its Articles of Incorporation and bylaws to enter into and perform the services contemplated in this Agreement.
  D. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.
  E. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
  F. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
 3. Certain Representations and Warranties of the Fund. The Fund represents and warrants to IFTC that:
  A. It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.
  B. It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.
  C. A registration statement under the Securities Act of 1933 has been filed and is effective with respect to the shares of the Fund being offered for sale.
  D. All requisite steps have been and, in the future, will be taken to register the Fund's shares for sale in applicable states.
  E. The Fund is empowered under applicable laws and by Articles of Incorporation and bylaws to enter into and perform this Agreement.
 4. Scope of Appointment.
  A. Subject to the conditions set forth in this Agreement, effective the 1st day of May, 1993, the Fund hereby employs and appoints IFTC as Transfer Agent and Dividend Disbursing Agent as to all current and future issued and outstanding shares of the Fund.
  B. IFTC hereby accepts such employment and appointment and agrees that it will act as the Fund's Transfer Agent and Dividend Disbursing Agent. IFTC agrees that it will also act as agent in connection with the Fund's periodic investment and withdrawal payment accounts, other open-account and similar plans for shareholders, if any.
  C. IFTC agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.
  D. The Fund agrees to deliver to IFTC in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.
  E. Subject to the provisions of Sections 19. and 20. hereof, IFTC agrees that it will perform all of the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent and as Agent for the various shareholder accounts, including, without limitation, the following: issuing, transferring and cancelling stock certificates; maintaining all shareholder accounts; preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies (outside agency bills treated as out-of-pocket expenses); mailing shareholder reports and prospectuses; withholding taxes on nonresident alien and foreign corporation accounts, for pension and deferred income accounts for which IFTC is the named trustee or custodian, on accounts which IFTC has been advised are subject to backup withholding or other instances agreed upon by the parties; preparing and mailing checks for disbursement of income dividends and capital gains distributions, preparing and filing U.S. Treasury Department Form 1099 for shareholders as directed by the Fund; preparing and mailing confirmation forms to shareholders and dealers with respect to purchases and liquidation of the Fund shares and other transactions in shareholder accounts for which confirmations are required or as directed by the Fund; recording reinvestments of dividends and distributions in Fund shares; and preparing and mailing checks for payments upon redemption and for disbursements to withdrawal plan holders.
 5. Limit of Authority.
Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of IFTC as Transfer Agent will be construed to cover the full amount of the Shares of the Fund for which IFTC is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount.
 In case of such increase the Fund will file with IFTC:
  A. If the appointment of IFTC was theretofore expressly limited, a certified copy of a Vote of the Board of Directors of the Fund increasing the authority of IFTC;
  B. A certified copy of the amendment to the Articles of Incorporation authorizing the increase of shares.
 6. Compensation and Expenses.
  A. In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to IFTC from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable out-of-pocket expenses, charges, counsel fees, and other disbursements incurred in connection with the agency. Such compensation will be set forth in a separate schedule to be agreed to by the Fund and IFTC, a copy of which is attached hereto and incorporated herein by reference. If the Fund has not paid such compensation and expenses to IFTC within a reasonable time, and as permitted by applicable law, IFTC may charge against any monies held under this Agreement in the Fund's name, the amount of any compensation, expense, loss or liability for which IFTC shall be entitled to reimbursement under this Agreement.
  B. The Fund agrees to promptly reimburse IFTC for all reasonable out-of-pocket expenses or advances incurred by IFTC in connection with the performance of services under this Agreement, for postage (which may be required to be paid in advance) and first class mail insurance in connection with mailing stock certificates, envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering or making inquiries from or of dealers or shareholders, microfilm used each year to record the previous year's transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms.
 7. Operation of IFTC System.
  A. In connection with the performance of its services under this Agreement, IFTC is responsible for such items as:
   (1) The accuracy of entries made by IFTC in IFTC's records reflecting orders and instructions received by IFTC from dealers, shareholders, the Fund or its principal underwriter;
   (2) The availability and the accuracy of shareholder lists, shareholder account verifications, confirmations and other shareholder account information to be produced from its records or data;
   (3) The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund;
   (4) The accuracy of redemption transactions and payments in accordance with redemption instructions received from dealers, shareholders or the Fund;
   (5) The deposit daily in the Fund's appropriate bank account of all checks and payments received directly or individually from dealers or shareholders for investment in shares;
   (6) The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the legality of transfers, redemptions and other shareholder account transactions, all in conformance with IFTC's present procedures with such changes as may be required or approved by the Fund; and
   (7) The maintenance of a current duplicate set of the Fund's essential records maintained by IFTC for the Fund under this Agreement at a secure distant location.
  B. IFTC is not responsible for and shall have no liability as a result of or which arises out of errors, inaccuracies or omissions in the Fund's books and records as received by IFTC from the prior transfer and dividend disbursing agent and any errors, inaccuracies or omissions in reports, lists, verifications, confirmations or other information or data derived or produced therefrom.
 8. Indemnification
  A. IFTC will not be responsible for, and the Fund will hold harmless and indemnify IFTC from and against any loss by or liability to the Fund or a third party, including attorney's fees, in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by IFTC pursuant to this Agreement, unless IFTC has acted negligently or in bad faith. Nothing in section 8.A. shall affect IFTC's right to receive payment from any insurance. IFTC shall not be entitled to payment by the Fund to the extent it recovers payment from its insurance company, but is not
required to file a claim thereunder.   The matters covered by this
indemnification include but are not limited to those of Section 14. hereof and any costs, including legal fees, incurred in enforcing this right of indemnification.
The Fund will be responsible for, and will have the right to conduct or control the defense of any litigation asserting liability against which IFTC is indemnified hereunder. IFTC will not be under any obligation to prosecute or defend any action or suit in respect of the agency relationship hereunder, which, in its opinion, may involve it in expense or liability, unless the Fund will, as often as requested, furnish IFTC with reasonable, satisfactory security and indemnity against such expense or liability and pay all costs, including attorney's fees, as incurred.
  B. IFTC will hold harmless and indemnify the Fund from and against any loss or liability arising out of IFTC's failure to comply with the terms of this Agreement or out of IFTC's negligence, misconduct, or bad faith, except to the extent IFTC is entitled to indemnification under Subsection A. hereof.
 9. Certain Covenants of IFTC and the Fund.
  A. The Fund hereby agrees that all requisite steps will be taken by the Fund from time to time when and as necessary to register the Fund's shares for sale in all states in which the Fund's shares shall at the time be offered for sale and require registration. If at any time the Fund will receive notice of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the Federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to IFTC.
  B. IFTC hereby agrees to perform such transfer agency functions as are attached hereto as Exhibit A and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as specified in Exhibit B.
  C. To the extent required by Section 31 of the Investment Company Act of 1940 as amended and Rules thereunder, IFTC agrees that all records maintained by IFTC relating to the services to be performed by IFTC under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request. The Fund will be responsible for the costs of storing and retrieving such records.
  D. IFTC agrees to furnish the Fund semi-annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund. The annual financial statements will be certified by IFTC's certified public accountants.
  E. IFTC represents and agrees that it will use its best efforts to keep current on the trends of the investment company industry relating to transfer agent services and will use its best efforts to continue to modernize and improve its system without additional cost to the Fund. Notwithstanding the foregoing, the Fund may be charged for utilization of any modification or improvement if utilization of such modification or improvement is charged to IFTC's clients generally, and provided such modification or improvement is utilized to provide services to the Fund hereunder.
  F. IFTC will permit the Fund and its authorized representatives to make periodic inspections of its operations as such would involve the Fund at reasonable times during business hours.
 10. Recapitalization or Readjustment.
In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the form of share certificates, IFTC will issue or register certificates in the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving:
  A. Written instructions from an officer of the Fund;
  B. Certified copy of the amendment to the Articles of Incorporation or other document effecting the change;
  C. Certified copy of the order or consent of each governmental or regulatory authority, required by law to the issuance of the shares in the new form, and an opinion of counsel that the order or consent of no other government or regulatory authority is required;
  D. Specimens of the new certificates in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval;
  E. Opinion of counsel for the Fund stating:
   (1) The status of the shares of stock of the Fund in the new form under the Securities Act of 1933, as amended and any other applicable federal or state statute; and
   (2) That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.
 11. Stock Certificates.
The Fund will furnish IFTC with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of IFTC. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign share certificates, and if required, will bear the Funds's seal or facsimile thereof.
 12. Death, Resignation or Removal of Signing Officer.
The Fund will file promptly with IFTC written notice of any change in the officers authorized to sign share certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer. In case any officer of the Fund who will have signed manually or whose facsimile signature will have been affixed to blank share certificates will die, resign, or be removed prior to the issuance of such certificates, IFTC may issue or register such share certificates as the share certificates of the Fund notwithstanding such death, resignation, or removal, until specifically directed to the contrary by the Fund in writing.
In the absence of such direction, the Fund will file promptly with IFTC such approval, adoption, or ratification as may be required by law.
 13. Future Amendments of Articles of Incorporation and Bylaws. The Fund will promptly file with IFTC copies of all material amendments to its Articles of Incorporation or bylaws made after the date of this Agreement.
 14. Instructions, Opinion of Counsel and Signatures.
Except as otherwise provided for in a written memorandum signed by both parties hereto, at any time IFTC may apply to any officer of the Fund, Washington Management Corporation, Washington Investment Advisers, Inc., Chase Manhattan Bank, N.A. ("Chase"), or Chase's Mutual Fund Group for instructions, and if such instructions are not received within a reasonable time following subsequent notification with the Fund's Chief Executive Officer, then IFTC may consult with legal counsel for the Fund or its own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. IFTC will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. It will also be protected in recognizing share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former Transfer Agent or Registrar, or of a co-Transfer Agent or co-Registrar.
 15. Papers Subject to Approval of Counsel.
The acceptance by IFTC, of its appointment as Transfer Agent and Dividend Disbursing Agent and all documents filed in connection with such appointment and thereafter in connection with the agencies, will be subject to the approval of legal counsel for IFTC (which approval will be not unreasonably withheld).
 16. Certification of Documents.
The required copy of the Articles of Incorporation of the Fund and copies of all amendments thereto may be duplicates of the original certified by the Secretary of State (or other appropriate official) of the State of Maryland. The copy of the Bylaws, copies of all amendments thereto, and copies of resolutions or Votes of the Board of Directors of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund under the Fund's seal, if any.
 17. Records.
IFTC will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any.
 18. Disposition of Books, Records and Cancelled Certificates.
IFTC may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed by it as needed for current purposes and stock certificates which have been cancelled in transfer or in exchange. At a minimum all such records will be maintained for the periods required by applicable law and under and in compliance with the requirements of 17 C.F.R. Section 240.17Ad-7(g), adopted under the Securities and Exchange Act of 1934.
 19. Provisions Relating to IFTC as Transfer Agent.
  A. IFTC will make original issues of stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, an opinion of counsel as outlined in paragraphs 1.D. and G. of this Agreement, any documents required by paragraphs 5. or 10. of this Agreement, and necessary funds for the payment of any original issue tax.
  B. Before making any original issue of certificates the Fund will furnish IFTC with sufficient funds to pay all required taxes on the original issue of the stock, if any. the Fund will furnish IFTC such evidence as may be required by IFTC to show the actual value of the stock. If no taxes are payable IFTC will be furnished with an opinion of outside counsel to that effect.
  C. Stock certificates will be transferred and new certificates issued in transfer, or stock certificates accepted for redemption and funds remitted therefor, upon surrender of the old certificates in form deemed by IFTC properly endorsed for transfer or redemption accompanied by such documents as IFTC may deem necessary to evidence that authority of the person making the transfer or redemption, and bearing satisfactory evidence of the payment of any applicable transfer taxes. IFTC reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guarantee of signature by a bank, broker or dealer, municipal securities dealer or broker, government securities dealer or broker, credit union, national securities exchange, registered securities association, clearing agency, savings association (including savings bank and savings and loan) or any entity which affixes a medallion which reasonably appears to be that of a Signature Guarantee Program (collectively an "Eligible Guarantor Institution"). IFTC will incur no liability and shall be indemnified and held harmless by the Fund for any action taken by it in accordance with an instruction bearing what purports to be a signature guarantee or medallion of an Eligible Guarantor Institution or otherwise in accordance with IFTC's Signature Guarantee Procedures adopted pursuant to 17 C.F.R. Section
240.17Ad-15 under the Securities and Exchange Act of 1934.   IFTC also reserves
the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability and shall be indemnified and held harmless by the Fund for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. IFTC may, in effecting transfers or redemptions, rely upon Simplification Acts or other statutes which protect it and the Fund in not requiring complete fiduciary documentation. In cases in which IFTC is not directed or otherwise required to maintain the consolidated records of shareholder's accounts, IFTC will not be liable for any loss which may arise by reason of not having such records, provided that such loss could not have been prevented by the exercise of ordinary diligence. IFTC will be under no duty to use a greater degree of diligence by reason of not having such records.
  D. When mail is used for delivery of stock certificates IFTC will forward share certificates in "nonnegotiable" form by first class or registered mail and share certificates in "negotiable" form by registered mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by IFTC.
  E. IFTC will issue and mail subscription warrants, certificates representing dividends, exchanges or split ups, or act as Conversion Agent upon receiving written instructions from any officer of the Fund and such other documents as IFTC deems necessary.
  F. IFTC will issue, transfer, and split up certificates and will issue certificates representing full shares upon surrender of scrip certificates aggregating one full share or more when presented to IFTC for that purpose upon receiving written instructions from an officer of the Fund and such other documents as IFTC may deem necessary.
  G. IFTC may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken upon receiving instructions from the Fund and indemnity satisfactory to IFTC and the Fund, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates.
  H. IFTC will supply a shareholder's list to the Fund for one meeting of shareholders upon receiving a request therfor from an officer of the Fund. It will also supply lists at such other times as may be requested by an officer of the Fund, but may, in its discretion, charge therefor.
  I. Upon receipt of written instructions of an officer of the Fund, IFTC will address and mail notices to shareholders.
  J. In case of any request or demand for the inspection of the shareholder records of the Fund or any other books in the possession of IFTC, IFTC will endeavor to notify the Fund and endeavor to secure instructions as to permitting or refusing such inspection. IFTC reserves the right, however, to exhibit the shareholder records or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the shareholder records or other books to such person.
 20. Provisions Relating to Dividend Disbursing Agency.
  A. IFTC will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by IFTC.
  B. If the Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished IFTC within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.
  C. If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to IFTC but the size and form of said envelopes will be subject to the approval of IFTC. If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund (prior to mailing if so requested by
IFTC).
  D. IFTC will maintain one or more deposit accounts as Agent for the Fund, into which the funds for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks will be drawn.
  E. IFTC is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof. IFTC shall bear no liability if payment upon stopped checks is subsequently compelled by a Holder in Due Course (or a Bona Fide Purchaser for Value).
 21. Assumption of Duties By the Fund.
 The Fund or its agent or affiliate may assume certain duties and responsibilities of IFTC or those usual and ordinary services of Transfer Agent and Dividend Disbursement Agent as those terms are referred to in Section 4.E. of this Agreement including but not limited to accepting shareholder instructions and transmitting orders based on such instructions to IFTC, preparing and mailing confirmations, obtaining certified TIN numbers, and disbursing monies of the Fund. To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, IFTC shall be relieved from all responsibility and liability therefor.
 22. Termination of Agreement.
  A. This Agreement may be terminated by either party upon receipt of six (6) months prior written notice from the other party.
  B. The Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:
   (1) Any interruption or cessation of operations by IFTC or its assigns which materially interferes with the business operation of the Fund;
   (2) The bankruptcy of IFTC or its assigns or the appointment of a receiver for IFTC or its assigns;
   (3) Any merger, consolidation or sale of substantially all the assets of IFTC or its assigns;
   (4) The acquisition of a controlling interest in IFTC or its assigns, by any broker, dealer, investment adviser or investment company except as may presently exist; or
   (5) Failure by IFTC or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of the Fund and which failure continues for thirty (30) days after receipt of written notice from the Fund.
  C. In the event of termination, the Fund will promptly pay IFTC all amounts due to IFTC hereunder.
  D. In the event of termination, IFTC will use its best efforts to transfer the books and records of the Fund to the designated successor transfer agent and to provide other information relating to its service provided hereunder for reasonable compensation therefore. In this connection, IFTC's conversion assistance shall be billed at its then current rates. IFTC's present rates are: (i) for clerical assistance, thirty dollars ($30.00) per hour; (ii) for Supervisor/Manager assistance, fifty dollars ($50.00) per hour; and (iii) for programming assistance, to the extent IFTC agrees thereto, forty ($40.00), fifty ($50.00) and seventy-seven ($77.00) dollars per hour for non-technical, mainframe and work station personnel.
  E. Nothing herein is intended to, nor does it, compel IFTC to disclose non-public information or to provide programming assistance or information which might tend to improve, enhance or add functionality to anyone else's operating systems, respectively.
 23. Assignment.
  A. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the written consent of the other party. In the event of a mutually agreed to assignment, each party shall remain liable for the performance of its assignee(s). IFTC may, however, employ agents to assist it in performing its duties hereunder.
  B. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.
 C. Notwithstanding anything herein to the contrary, it is the intention of the parties hereto, and each party hereby consents, that the duties and obligations hereby assumed by IFTC will in fact be sub-contracted by IFTC to, and, pursuant to such sub-contract, be performed by, DST Systems, Inc. ("DST") upon the same terms and conditions set forth herein. All indemnifications, representations and warranties and covenants of the Fund shall extend to DST as if it were named herein. DST shall be a third party beneficiary under this Agreement.
 24. Confidentiality.
  A. IFTC agrees that, except as provided in the last sentence of Section 19.H hereof, or as otherwise required by law, IFTC will keep confidential all records of and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of the Fund.
  B. The Fund agrees to keep confidential all financial statements and other financial records (other than statements and records relating solely to the Fund's business dealings with IFTC) and all manuals, systems and other technical information and data, not publicly disclosed, relating to IFTC's operations and programs furnished to it by IFTC pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of IFTC.
  C. The Fund acknowledges that IFTC and DST have proprietary rights in and to the computerized data processing recordkeeping system used by IFTC to perform services hereunder including, but not limited to the maintenance of shareholder accounts and records, processing of related information and generation of output (the "MFS System"), including, without limitation any changes or modifications of the MFS System and any other IFTC or DST programs, data bases, supporting documentation, or procedures ("collectively IFTC Protected Information") which the Fund's access to the MFS System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the IFTC Protected Information constitutes confidential material and trade secrets of IFTC. The Fund agrees to maintain the confidentiality of the IFTC Protected Information. The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of IFTC Protected Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any IFTC Protected Information or to any computer equipment capable of accessing IFTC or DST hardware or software of the foregoing. DST is intended to be, and shall be, a third party beneficiary of the Fund's obligations and undertakings contained in this Section.
 25. Survival of Representations and Warranties, Indemnifications and Miscellaneous Provisions.
  A. All representations and warranties by either party herein contained will survive the execution and delivery of this Agreement.
  B. All indemnifications and undertakings of (i) confidential treatment of the other's information, data, systems, materials, etc. and (ii) of non-solicitation and non-employment of employees of the other (and of affiliates of the other) shall survive the termination of this agreement.
 26. Miscellaneous.
  A. This Agreement is executed and delivered in the State of Missouri and is intended to be and shall be governed by the laws of said state.
  B. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successor and assigns of the parties hereto.
  C. No provisions of the Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by both parties hereto.
  D. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
  E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
  F. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
  G. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Director, officer or shareholder of the Fund individually.
  H. Each party hereto agrees not to offer employment to, solicit employment by or employ any employee of the other or, in the case of IFTC, of the Fund and its affiliated companies or, in the case of the Fund, of IFTC or DST or either of their affiliated companies. For purposes hereof, an "affiliated company" shall be any entity which directly or indirectly controls, is controlled by or is under common control with the Fund or DST and "control" shall be deemed to exist whenever a party owns twenty-five per cent (25%) or more of the voting stock of or interest in another. This obligation shall continue for one (1) year after the later of termination of this Agreement or termination of such employee's employment with or by the other.
 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.
      INVESTORS FIDUCIARY TRUST COMPANY
      By:   Richard A. Winegar
       Executive Vice President
ATTEST:
Marvin Rau, Assistant Secretary
      THE GROWTH FUND OF WASHINGTON, INC.
      By:  Harry J. Lister
      Title:  President
ATTEST:
Howard L. Kitzmiller
Secretary
EXHIBIT A
                 TRANSFER AGENCY SERVICES AND SYSTEMS FEATURES
FUNCTIONS
A. Issuance of stock certificates
B. Recording of non-certificate shares
C. Purchase, redemptions, exchanges, transfers and legal
D. Changes of address, etc.
E. Daily balancing of the Fund
F. Dividend calculation and disbursement
G. Mailing of quarterly and annual reports, if requested
H. Filing of 1099/1042 information to shareholders and government.
I. Provide N1R information
J. Systematic withdrawal plans
K. Pre-authorized checks
L. Purchase reminders
M. Reconcilement of dividend an disbursement accounts
N. Provide research and correspondence to shareholder's inquiries
O. Daily communication of reports to the Fund
P. Provide listings, labels and other special reports
Q. Proxy issuance and tabulation
R. Annual statements of shareholders on microfilm
S. Blue-sky reports
T. Wire order processing
U. 12B-1 processing.
EXHIBIT B
                               INSURANCE COVERAGE
Insurance coverages maintained by IFTC effective May 1, 1993, subject to deductibles
DESCRIPTION OF POLICY:
 BROKERS BLANKET BOND, STANDARD FORM 14
 Covering losses caused by dishonesty of employees, physical loss of securities on or outside of premises while in possession of authorized person, loss caused by forgery or alteration of checks or similar instruments.
  Coverage:   $75,000,000
 ERRORS AND OMISSIONS INSURANCE
Covering replacement of destroyed records and computer errors and omissions.
  Coverage:   $10,000,000
 SPECIAL FORGERY BOND
 Covering losses through forgery or alteration of checks or drafts of customers processed by insured but drawn on or against them.
  Coverage:   $1,000,000
 MAIL INSURANCE (APPLIES TO ALL FULL SERVICE OPERATIONS)
  Provides indemnity for security lost in the mails.
 Coverage:
  $10,000,000 nonnegotiable securities mailed to
  domestic locations via registered mail.
  $1,000,000 nonnegotiable securities mailed to domestic locations via first-class or certified mail.
  $1,000,000 nonnegotiable securities mailed to foreign locations via registered mail.
  $1,000,000 negotiable securities mailed to all locations via registered mail.